                                                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                    Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com
Manpower Reports 4th Quarter and Full Year 2008 Results

MILWAUKEE, WI, USA, February 3, 2009 – Manpower Inc. (NYSE: MAN) today reported that net earnings per diluted share for the three months ended December 31, 2008 decreased to $1.01 from $1.63 in the prior year period.  Net earnings in the quarter decreased to $79.2 million from $133.1 million a year earlier.  Revenues for the fourth quarter totaled $4.6 billion, a decrease of 18 percent from the year earlier period, or a decrease of 10 percent in constant currency.

Included in the fourth quarter results is $62.7 million ($36.9 million after tax, or 47 cents per diluted share) of income related to a business tax refund and recoverable 2005 payroll taxes in France.  Also included is a reorganization charge of $37.2 million ($27.2 million after tax or 35 cents per diluted share), primarily related to office closures and consolidations, and severance costs in several countries.  Net earnings in the fourth quarter were negatively impacted by 10 cents per diluted share, as foreign currencies were relatively weaker compared to the prior year period.

“During the fourth quarter, we experienced a rapid decline in demand for our services in the majority of the geographies we operate in," said Jeffrey A. Joerres, Manpower Inc. Chairman and CEO.  "This was not unexpected, and we have positioned ourselves well for this environment.  While we have taken action to reduce our expenses, we will not impact our workforce and office infrastructure in a way that would inhibit our ability to help our clients win.

"Despite the anticipated continued deterioration of the labor market in the near term, we remain confident that with the combination of our financial strength and flexibility, Manpower is well-equipped to take advantage of the opportunities this environment will uniquely present to us," Joerres added.

Net earnings per diluted share for the year ended December 31, 2008 decreased to $2.75 from $5.73 in 2007.  Net earnings were $218.9 million compared to $484.7 million in the prior year.  Revenues for the year were $21.6 billion, an increase of 5 percent from the prior year, or an increase of 1 percent in constant currency.

Included in the full year 2008 results is the favorable impact of the business tax refund and recoverable 2005 payroll taxes in France totaling $0.91 per diluted share.  Also included is the goodwill and intangible asset impairment charge of $1.94 per diluted share, an increase in our legal reserve of 63 cents per diluted share and reorganization charges of 34 cents per diluted share.  Additionally, 2008 results were favorably impacted by 37 cents per diluted share due to changes in foreign currencies compared to the prior year.

Included in the full year 2007 results is the favorable impact of the revised French payroll tax calculation related to 2006 and 2007 of $1.05 per diluted share.  Also included is an increase in our legal reserve of 18 cents per diluted share and reorganization charges of 3 cents per diluted share.

In conjunction with its fourth quarter earnings release, Manpower will broadcast its conference call live over the Internet on February 3, 2009 at 7:30 a.m. CST (8:30 a.m. EST).  Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.
Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Celebrating its 60th anniversary in 2008, the $22 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower's worldwide network of 4,400 offices in 81 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements
This news release contains statements, including the expected impact of expense reductions and our position in the current environment, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2007, which information is incorporated herein by reference.

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Manpower Inc.
Results of Operations
(In millions, except per share data)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,592.9	$5,634.9	-18.5%	-10.0%
Cost of services	3,639.2	4,584.8	-20.6%
Gross profit	953.7	1,050.1	-9.2%	-0.2%
Selling and administrative expenses	804.8	826.9	-2.7%	6.4%
Operating profit	148.9	223.2	-33.3%	-24.4%
Interest and other expenses	12.3	7.8	57.0%
Earnings before income taxes	136.6	215.4	-36.6%	-29.8%
Provision for income taxes	57.4	82.3	-30.3%
Net earnings	$79.2	$133.1	-40.5%	-34.1%
Net earnings per share - basic	$1.02	$1.65	-38.2%
Net earnings per share - diluted	$1.01	$1.63	-38.0%	-31.3%
Weighted average shares - basic	77.8	80.5	-3.4%
Weighted average shares - diluted	78.0	81.7	-4.5%

(a) Revenues from services include fees received from our franchise offices of $7.3 million and $8.9 million for the three months ended December 31, 2008 and 2007, respectively.  These fees are primarily based on revenues generated by the franchise offices, which were $236.5 million and $296.9 million for the three months ended December 31, 2008 and 2007, respectively.

Manpower Inc.
Operating Unit Results
(In millions)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from Services:
United States (a)	$462.5	$487.8	-5.2%	-5.2%
France	1,351.4	1,876.1	-28.0%	-21.0%
Other EMEA	1,581.6	1,951.7	-19.0%	-4.3%
Italy	301.2	405.0	-25.6%	-18.3%
Jefferson Wells	63.6	81.4	-21.8%	-21.8%
Right Management	123.0	111.5	10.3%	19.7%
Other Operations	709.6	721.4	-1.6%	1.2%
	$4,592.9	$5,634.9	-18.5%	-10.0%
Operating Unit Profit:
United States	$(1.9)	$18.4	N/A	N/A
France	109.1	82.0	33.0%	43.4%
Other EMEA	40.4	89.9	-55.1%	-45.6%
Italy	24.3	33.6	-27.5%	-20.5%
Jefferson Wells	(13.8)	(5.6)	N/A	N/A
Right Management	17.0	11.8	44.6%	50.3%
Other Operations	2.4	26.9	-91.0%	-91.8%
	177.5	257.0
Corporate expenses	25.0	30.5
Amortization of intangible assets	3.6	3.3
Operating profit	148.9	223.2	-33.3%	-24.4%
Interest and other expenses (b)	12.3	7.8
Earnings before income taxes	$136.6	$215.4

(a) In the United States, revenues from services include fees received from our franchise offices of $3.9 million and $5.9 million for the three months ended December 31, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $143.5 million and $236.8 million for the three months ended December 31, 2008 and 2007, respectively.

(b) The components of interest and other expenses were:
	2008	2007
Interest expense	$15.0	$14.1
Interest income	(5.6)	(7.3)
Foreign exchange gains	(0.8)	(0.7)
Miscellaneous expenses, net	3.7	1.7
	$12.3	$7.8

Manpower Inc.
Results of Operations
(In millions, except per share data)

	Year Ended December 31
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from services (a)	$21,552.8	$20,500.3	5.1%	0.5%
Cost of services	17,450.2	16,651.7	4.8%
Gross profit	4,102.6	3,848.6	6.6%	2.3%
Selling and administrative expenses, excluding impairment charge	3,430.3	3,023.2	13.5%	9.3%
Goodwill and intangible asset impairment (b)	163.1	-	N/A	N/A
Selling and administrative expenses	3,593.4	3,023.2	18.9%	14.7%
Operating profit	509.2	825.4	-38.3%	-42.9%
Interest and other expenses	50.9	34.2	49.0%
Earnings before income taxes	458.3	791.2	-42.1%	-48.0%
Provision for income taxes	239.4	306.5	-21.9%
Net earnings	$218.9	$484.7	-54.8%	-59.4%
Net earnings per share - basic	$2.78	$5.83	-52.3%
Net earnings per share - diluted	$2.75	$5.73	-52.0%	-56.7%
Weighted average shares - basic	78.7	83.1	-5.2%
Weighted average shares - diluted	79.7	84.6	-5.8%

(a) Revenues from services include fees received from our franchise offices of $30.9 million and $35.7 million for the year ended December 31, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,148.1 million and $1,408.5 million for the year ended December 31, 2008 and 2007, respectively.

(b) The goodwill and intangible asset impairment relates to our investment in Right Management. The impact on Net earnings is $154.6 million, or $1.94 per diluted share.

Manpower Inc.
Operating Unit Results
(In millions)

	Year Ended December 31
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from Services:
United States (a)	$1,945.4	$1,962.2	-0.9%	-0.9%
France	6,935.6	7,025.3	-1.3%	-8.7%
Other EMEA	7,437.7	6,750.4	10.2%	8.1%
Italy	1,519.5	1,398.1	8.7%	0.5%
Jefferson Wells	291.0	332.0	-12.4%	-12.4%
Right Management	449.7	409.9	9.7%	9.3%
Other Operations	2,973.9	2,622.4	13.4%	6.9%
	$21,552.8	$20,500.3	5.1%	0.5%
Operating Unit Profit:
United States	$32.2	$80.1	-59.8%	-59.8%
France	299.0	390.3	-23.4%	-26.9%
Other EMEA	249.5	256.7	-2.8%	-6.4%
Italy	120.3	103.7	16.0%	7.3%
Jefferson Wells	(19.6)	(5.2)	N/A	N/A
Right Management	44.6	34.6	29.0%	30.2%
Other Operations	54.5	73.5	-25.9%	-34.4%
	780.5	933.7
Corporate expenses	94.8	95.2
Goodwill and intangible asset impairment	163.1	-
Amortization of intangible assets	13.4	13.1
Operating profit	509.2	825.4	-38.3%	-42.9%
Interest and other expenses (b)	50.9	34.2
Earnings before income taxes	$458.3	$791.2

(a) In the United States, revenues from services include fees received from our franchise offices of $17.7 million and $24.2 million for the year ended December 31, 2008 and 2007, respectively.  These fees are primarily based on revenues generated by the franchise offices, which were $746.2 million and $1,055.1 million for the year ended December 31, 2008 and 2007, respectively.

(b) The components of interest and other expenses were:
	2008	2007
Interest expense	$63.9	$53.4
Interest income	(22.1)	(24.4)
Foreign exchange gains	(2.9)	(0.6)
Miscellaneous expenses, net	12.0	5.8
	$50.9	$34.2

Manpower Inc.
Consolidated Balance Sheets
(In millions)

	Dec. 31	Dec. 31
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$874.0	$537.5
Accounts receivable, net	3,629.7	4,478.8
Prepaid expenses and other assets	119.9	122.2
Future income tax benefits	66.5	76.3
Total current assets	4,690.1	5,214.8
Other assets:
Goodwill and other intangible assets, net	1,388.1	1,410.7
Other assets	326.6	377.7
Total other assets	1,714.7	1,788.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	744.0	760.8
Less: accumulated depreciation and amortization	530.6	539.6
Net property and equipment	213.4	221.2
Total assets	$6,618.2	$7,224.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$903.2	$1,014.4
Employee compensation payable	213.2	213.6
Accrued liabilities	577.9	679.4
Accrued payroll taxes and insurance	617.5	724.7
Value added taxes payable	479.2	583.7
Short-term borrowings and current maturities of long-term debt	115.6	39.7
Total current liabilities	2,906.6	3,255.5
Other liabilities:
Long-term debt	837.3	874.8
Other long-term liabilities	390.5	424.8
Total other liabilities	1,227.8	1,299.6
Shareholders' equity:
Common stock	1.0	1.0
Capital in excess of par value	2,514.8	2,481.8
Retained earnings	1,201.2	1,040.3
Accumulated other comprehensive (loss) income	(8.9)	257.6
Treasury stock, at cost	(1,224.3)	(1,111.4)
Total shareholders' equity	2,483.8	2,669.3
Total liabilities and shareholders' equity	$6,618.2	$7,224.4

Manpower Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	Dec. 31
	2008	2007
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$218.9	$484.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	107.1	99.0
Non-cash goodwill and intangible asset impairment	163.1	-
Deferred income taxes	(50.8)	25.4
Provision for doubtful accounts	23.4	21.8
Share-based compensation	21.1	26.0
Excess tax benefit on exercise of stock options	(0.5)	(4.6)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	575.0	(316.0)
Other assets	2.9	(3.5)
Other liabilities	(268.2)	99.4
Cash provided by operating activities	792.0	432.2
Cash Flows from Investing Activities:
Capital expenditures	(93.1)	(91.6)
Acquisitions of businesses, net of cash acquired	(242.0)	(122.8)
Proceeds from the sale of property and equipment	5.9	12.9
Cash used by investing activities	(329.2)	(201.5)
Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	79.0	4.9
Proceeds from stock option and purchase plans	12.2	35.0
Excess tax benefit on exercise of stock options	0.5	4.6
Repurchases of common stock	(125.4)	(419.2)
Dividends paid	(58.1)	(57.1)
Cash used by financing activities	(91.8)	(431.8)
Effect of exchange rate changes on cash	(34.5)	50.7
Change in cash and cash equivalents	336.5	(150.4)
Cash and cash equivalents, beginning of period	537.5	687.9
Cash and cash equivalents, end of period	$874.0	$537.5